Exhibit 10.2

Third Amendment to License Agreement

This Third Amendment to License Agreement (“Third Amendment”) is made as of October 1, 2021, by and between Cue Biopharma, Inc. (“Licensee”) and MIL 21E, LLC (“Licensor”).

WHEREAS, Licensor and Licensee are parties to a certain License Agreement dated January 19, 2018, as amended by that certain First Amendment to License Agreement dated June 18, 2018, as amended by that certain Second Amendment to License Agreement dated May 14, 2020 (collectively, “License Agreement”);

WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the License Agreement and is not in default of any covenants or obligations contained in the License Agreement;

WHEREAS, Licensor and Licensee desire to amend the License Agreement in certain respects as set forth herein; and,

WHEREAS, all capitalized terms contained herein shall, unless otherwise defined in this Third Amendment, have the same meaning as set forth in the License Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the License Agreement is hereby amended as follows:

1.	Term; Conditional Early Termination. Section 2(a) of the License Agreement is hereby modified by adding the following new paragraphs to the end of the Section:

The Term of the Agreement shall be extended by twenty-one (21) months (“Second Extended Term”), as such the Term shall now expire on March 14, 2024 (“Term Expiration” or “Expiration Date”).

Licensee, upon six (6) months' written notice to Licensor shall have the right to terminate the Agreement (“Early Termination”); provided, however, that, (i) Licensee has first executed a new license agreement with Licensor for equivalent or larger space at another Licensor location located in Boston or Cambridge Massachusetts (“New License”), and (ii) notice of such Early Termination can be given no sooner than March 1, 2023. Licensor has no obligation to either enter into a New License, or honor any Early Termination notice that does not strictly comply with the requirements of this Section.

2.	License Fee; Security Deposit; Initial Payment. Section 3 of the License Agreement is hereby modified by adding the following new paragraphs to the end of the Section:

Effective June 15, 2022, Licensee shall pay Licensor a monthly license fee of $388,305.09 (“Second Extended Term License Fee”). The Second Extended Term License Fee shall be subject to a three-and one-half percent (3.5%) increase effective June 1, 2023. Except as expressly stated otherwise herein, the Second Extended Term License Fee shall be subject to all the same terms and conditions as the License Fee. For clarity, the monthly License Fee for the remainder of the Term is set forth in Schedule A, attached hereto and made part of this Amendment.

As part of the Third Amendment, Licensee shall pay a Security Deposit equal to $401,895.77 (“Security Deposit”). The purpose of the Security Deposit is to guarantee the full, prompt and faithful performance by Licensee of all of the terms, conditions, covenants, agreements, warranties and provisions of the Agreement to be performed, fulfilled or observed by Licensee hereunder, including but not limited to the payment of the License Fee and other charges. If Licensee breaches any term or condition of the Agreement, said Security Deposit or any part thereof may be used to pay any such payment or perform any obligations of the Licensee, and the Licensee shall immediately replace the amount of the Security Deposit so used. Said Security Deposit may be co-mingled with the Licensor's other funds, need not be kept in a separate account, and Licensor shall not be required to pay interest on same. Licensor shall return the balance of the Security Deposit to Licensee, less any amounts duly owed from Licensee to Licensor, within sixty (60) days after the end of Term, as may be extended from time to time. Licensor, from time to time, may transfer the Security Deposit to any mortgagee or any grantee or grantees to be held by such mortgagee, grantee or grantees as the Security Deposit hereunder on the above terms, and upon such transfer to such mortgagee, grantee or grantees, Licensor thereupon shall be relieved from all further liability to the Licensee with respect to the Security Deposit, and Licensee thereafter shall look only to such mortgagee, grantee or grantees for the return of the Security Deposit.

Licensee shall pay, immediately upon executing this Third Amendment, an amount equal to the License Fee for the last month of the Second Amended Term ($401,895.77) and the Security Deposit (“Initial Payment”). Notwithstanding the forgoing, it is acknowledged that Licensee has already paid $776,792.00 toward the Initial Payment, and, as such, Licensee shall the pay the remaining balance in the amount of $26,999.54, on or before the execution of the Third Amendment.

3.

Broker. Licensee warrants and represents that Licensee has dealt with no broker in connection with the consummation of this Third Amendment, and, in the event of any brokerage claims asserted against Licensor predicated upon prior dealings with Licensee, Licensee agrees to defend the same and indemnify Licensor against any such claim.

4.	Ratification. Except as expressly amended hereby, all terms and conditions of the License Agreement shall remain unchanged and in full force and effect.
5.

Counterparts. This Third Amendment to License Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Third Amendment as of the date first written above.

LICENSOR:	LICENSEE:

Daniel R. Passeri
By:	By: Daniel R. Passeri
Title:	Title: CEO

Schedule A

Start	End	Existing	Extension
		Monthly Fee	Monthly Fee
04/01/21	06/14/22	$375,174.25	$-
06/15/22	05/31/23	$-	$388,305.09
06/01/23	03/14/24	$-	$401,895.77